EXHIBIT 3.1(b)

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TARGACEPT, INC.

Pursuant to Section 242 and Section 245 of the General Corporation Law of Delaware (the “DGCL”), the undersigned corporation hereby submits the following for the purpose of amending and restating its Certificate of Incorporation, as amended, and does hereby certify as follows.

1. The name of the corporation is Targacept, Inc. The corporation’s original Certificate of Incorporation was filed on March 7, 1997.

2. The corporation’s Certificate of Incorporation is hereby amended and restated in its entirety as set forth in the text of the Fourth Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

3. This Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 245(c), 242 and 228 of the DGCL and will be effective upon filing.

IN WITNESS WHEREOF, said Targacept, Inc. has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer, this          day of                      2006.

TARGACEPT, INC.

By:

        J. Donald deBethizy

        President and Chief Executive Officer

EXHIBIT A

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TARGACEPT, INC.

FIRST: The name of the corporation (hereinafter called the “corporation”) is Targacept, Inc.

SECOND: The address, including street, number, city and county of the registered office of the corporation in the State of Delaware, is 2711 Centreville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended.

FOURTH:

1.	The total number of shares that the corporation is authorized to issue is One Hundred Five Million (105,000,000), of which: (1) One Hundred Million (100,000,000) shares shall be designated as Common Stock, $0.001 par value per share (“Common Stock”); and (2) Five Million (5,000,000) shares shall be designated as Preferred Stock, $0.001 par value per share (“Preferred Stock”).

2.	The board of directors of the corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number or shares of such series then outstanding, and to fix the designation, powers, preferences, relative, participating optional or other special rights, and any qualifications, limitations and restrictions of the shares of each such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

3.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for a vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment (including any certificate of designation relating to any series of Preferred Stock) to this certificate of incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this certificate of incorporation (including any certificate of designation relating to any series of Preferred Stock).

FIFTH: The corporation is to have perpetual existence.

SIXTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, it is further provided:

1.	The business and the conduct of the affairs of the corporation shall be managed by or under the direction of the Board.

2.	Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any written consent by such stockholders.

3.	Special meetings of stockholders of the corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board acting pursuant to a resolution adopted by a majority of the Whole Board and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business as shall have been stated in the notice of a special meeting of stockholders shall be considered at such special meeting. For purposes of this certificate of incorporation, the “Whole Board” shall mean the total number of directors then fixed in accordance with this certificate of incorporation, whether or not there are any vacancies.

SEVENTH:

1.

Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the corporation’s first annual meeting of stockholders following the initial classification of the Board upon the effectiveness of this certificate of incorporation, with the term of office of the second class to expire at the corporation’s second annual meeting of stockholders following the initial classification of the Board upon the effectiveness of this certificate of incorporation and with the term of office of the third class to expire at the corporation’s third annual meeting of stockholders following the initial classification of the Board upon the effectiveness of this certificate of incorporation, and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election and with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her death, retirement, resignation or removal.

2.	Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, retirement, resignation, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by the stockholders. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, resignation or removal and (b) the newly created or eliminated directorships resulting from such increase or decrease shall if reasonably possible be apportioned by the Board among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent reasonably possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law or this certificate of incorporation, may exercise the powers of the full Board until the vacancy is filled. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3.	No election of directors need be by written ballot unless the Bylaws of the corporation so provide.

4.	No stockholder will be permitted to cumulate votes at any election of directors.

5.	Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

6.	Subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise provided in this certificate of incorporation or required by law, any director, or all of the directors, may be removed from the Board with or without cause, but only by the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of the then-outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class.

EIGHTH: The power to adopt, amend or repeal the Bylaws of the corporation may be exercised by the Board. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or this certificate of incorporation, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of the then-outstanding voting shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Sections 13 or 14 of Article II, Section 2 of Article III, Article VIII and Section 6 of Article IX of the Bylaws.

NINTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Neither any amendment, repeal or modification of this article nor the adoption of any provision of this certificate of incorporation or the Bylaws of the corporation inconsistent with this article shall adversely affect any right or protection of a director of the corporation existing at the time of such amendment, repeal, modification or adoption.

TENTH: The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which such persons may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person. In addition, the corporation may, to the extent authorized from time to time by the Board, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those indemnification rights of directors and officers set forth in this article or the Bylaws. Neither any amendment, repeal or modification of this article nor the adoption of any provision of this certificate of incorporation or the Bylaws of the corporation inconsistent with this article shall adversely affect any right or protection of a director or officer of the corporation existing at the time of such amendment, repeal, modification or adoption.

ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws; provided, however, that, notwithstanding any other provision of this certificate of incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this certificate of incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal Article SIXTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH or this Article ELEVENTH. All rights conferred upon stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.